Exhibit 99.1


                                 AGREEMENT


     This Agreement ("Agreement") dated the 3rd day of January, 2001 is made by and between Pittsburgh Financial Corp., a Pennsylvania company ("Pittsburgh Financial" or the "Corporation) and Jeffrey W. Tott, a stockholder of the Corporation (the "Stockholder" or "Tott").

                                 RECITALS

     WHEREAS, Pittsburgh Financial and Mr. Tott have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

     NOW, THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

     1.   Representations and Warranties of the Stockholder.  The
Stockholder hereby represents and warrants to the Corporation as follows:


          (a) The Stockholder, his associates, affiliates and members of his immediate family beneficially own 152,784 shares of common stock, par value $.01 per share ("Common Stock") of the Corporation and the Stockholder has full and complete authority to enter into this Agreement and to bind the entire number of shares of Common Stock in which he, his associates, affiliates and members of his immediate family have a beneficial interest to the terms of this Agreement; and

          (b) There are no arrangements, agreements or understanding between the Stockholder and Pittsburgh Financial other than as set forth in this Agreement.

     2.   Representations and Warranties of Pittsburgh Financial.
Pittsburgh Financial hereby represents and warrants to the Stockholder as follows:

          (a) Pittsburgh Financial has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by Pittsburgh Financial has been duly authorized by the Board of Directors of Pittsburgh Financial and requires no other Board of Directors or stockholder action. This Agreement constitutes a valid and binding obligation of Pittsburgh Financial and the performance of its terms does not constitute a violation of its Articles of Incorporation or Bylaws; and

          (b) There are no arrangements, agreements or understandings between Pittsburgh Financial and the Stockholder, other than as set forth in this Agreement.





     3.   Directorships and Committees.

          (a) Prior to the execution of this Agreement, the Board of Directors of Pittsburgh Financial has taken all necessary action to expand the size of the Board of Directors of Pittsburgh Financial and the Board of Directors of its wholly owned subsidiary, Pittsburgh Savings Bank d/b/a BankPittsburgh (the "Bank"), and to appoint Mr. Tott to the Board of Directors of Pittsburgh Financial and the Bank to the class of directors with a term that expires in 2003;

          (b) For so long as Mr. Tott is a member of the Board of Directors of Pittsburgh Financial and the Bank, the respective Chairman of the Board will consider Mr. Tott for appointment to the various committees of the Board of Directors of Pittsburgh Financial and of the Bank; and

          (c) For so long as Mr. Tott is a member of the Board of Directors of Pittsburgh Financial and the Bank, Mr. Tott shall be entitled to receive the compensation and benefits available to directors of Pittsburgh Financial and the Bank.

     4. Additional Acquisition of Common Stock by Stockholder. The Stockholder, his associates, affiliates and members of his immediate family currently beneficially own 152,784 shares of Common Stock or approximately 8.2% of the issued and outstanding shares of Common Stock. In the event that the Stockholder, his associates, affiliates and members of his immediate family desire to acquire additional shares of Common Stock and increase their percentage ownership of Common Stock during the term of this Agreement up to 19.9% of the issued and outstanding shares, provided that there has been no breach of this Agreement by Mr. Tott, Pittsburgh Financial agrees as follows:

          (a) The Board of Directors of Pittsburgh Financial will approve in advance (by the requisite two-thirds vote) the acquisition of additional shares of Common Stock (not to exceed 19.9% of the issued and outstanding shares) by the Stockholder, his associates, affiliates and members of his immediate family in order to exclude such acquisition from the restrictions of
Article 10 of Pittsburgh Financial's Amended and Restated Articles of Incorporation, which restricts the acquisition of more than 10% of the issued and outstanding shares of an equity security of the Corporation for a period of five years from the completion of the mutual to stock conversion of the Bank; and

          (b) Pittsburgh Financial will not object to and will assist the Stockholder, his associates, affiliates and members of his immediate family in the preparation and filing of a notice of rebuttal of control with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the Change in Bank Control Act for the Stockholder, his associates, affiliates and members of his immediate family to acquire up to 19.9% of the issued and outstanding shares of Common Stock.


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     5.   Covenants of the Stockholder.   From and after the date hereof,
until and through the term of this Agreement, provided there has been no material breach of this Agreement by Pittsburgh Financial, the Stockholder agrees as follows:

          (a) Mr. Tott agrees that he, his associates, affiliates and members of his immediate family will not acquire, directly or indirectly, beneficial ownership of more than 19.9% of the issued and outstanding shares of Common Stock in order not to trigger the provisions of Chapter 25 of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control share acquisitions and disgorgement of profits by a control person and to comply with the notice filings made to the Federal Reserve Board.

          (b)  At each annual meeting of stockholders of Pittsburgh
Financial, Mr. Tott shall vote all of the shares of Pittsburgh Financial Common Stock beneficially owned by him, his associates, affiliates and members of his immediate family for each of Pittsburgh Financial's nominees for election as directors, for the ratification of the appointment of Pittsburgh Financial's independent auditors and such other proposals recommended by management for adoption by stockholders and Mr. Tott shall recommend adoption of such nominees and proposals to stockholders during the term of this Agreement;

          (c) Mr. Tott shall not (other than by virtue of Mr. Tott's participation as a director on the Board of Directors of Pittsburgh Financial)
(i) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in the proxy rules of the Securities and Exchange Commission) to vote securities of Pittsburgh Financial in opposition to the recommendation of the Board of Directors on any mater submitted, or to be submitted to the stockholders of the Company; (ii) form, join or participate in any way with unaffiliated third parties in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of Pittsburgh Financial; or (iii) otherwise act alone or in concert with others to seek to control the management, board of directors or policies of Pittsburgh Financial, provided that, the restrictions of this paragraph (c) shall not prevent Mr. Tott from acting in accordance with legal requirements or require Mr. Tott to act in a manner inconsistent with his fiduciary duties;

          (d) Mr. Tott will not make any statements, public or otherwise, in opposition to, or that would reflect negatively against, Pittsburgh Financial, the Bank, the Board of Directors of Pittsburgh Financial or the Bank, or any of the directors or officers of Pittsburgh Financial or the Bank;

          (e) Mr. Tott will not directly or indirectly participate nor act in concert with any affiliate, group or otherwise participate, by encouragement or otherwise, in any litigation against or derivatively on behalf of Pittsburgh Financial or the Bank, or any of their respective officers or directors; or


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          (f)  Mr. Tott will not provide nor act in concert with any person to provide, any funds, services or facilities, to any person in support of any activity by such person that would be a violation of their covenants under the provision of this Section 5 if undertaken by any of them.

     6. Remedies. Pittsburgh Financial and the Stockholder acknowledge and agree that a breach or threatened breach of this Agreement by any party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity. Notwithstanding any other provision contained herein, a specific remedy that will be available to Pittsburgh Financial is that in the event the Stockholder does not vote in favor of management's nominees or other management proposals at any annual meeting of stockholders of Pittsburgh Financial, Mr. Tott must resign from the Board of Directors immediately following such annual meeting. In the event either party institutes any legal action to enforce such party's rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to actual attorneys' fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

     7.   Term.   The term of this Agreement shall continue for as long as
Mr. Tott is a member of the Board of Directors of Pittsburgh Financial, but in no event shall the term be for less than two years from the date hereof.

     8. Notices. All notice requirement and other communications shall be deemed given when delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, addressed to the Stockholder and Pittsburgh Financial below:

     To Pittsburgh Financial Corp.     J. Ardie Dillen
                                       Chairman, President and
                                         Chief Executive Officer
                                       Pittsburgh Financial Corp.
                                       1001 Village Run Road
                                       Wexford, PA 15090
                                       Telephone: (724) 933-4509
                                       Facsimile: (724) 933-4533

     To the Stockholder                Jeffrey W. Tott
                                       Barberry Farm
                                       Barberry Road
                                       Sewickley, PA 15143
                                       Telephone: (412) 749-2102
                                       Facsimile: (412) 749-2103


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     9.   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreement, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

     10. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     11. Headings. The headings in the Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

     13. Severability. In the event one or more of the provisions of this Agreement should, for any reason, behalf to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, any this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of an be enforceable by the successors and assigns, and transferees by operation of law, of the parties.

     15. Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

     16. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

     17. Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate of further evidence the terms and provisions of this Agreement.







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
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   PITTSBURGH FINANCIAL CORP.


                              By:  /s/ J. Ardie Dillen
                                   -------------------------------
                                   J. Ardie Dillen
                                   Chairman, President and
                                   Chief Executive Officer



                                   JEFFREY W. TOTT


                                   /s/ Jeffrey W. Tott
                                   ------------------------------
                                   Jeffrey W. Tott











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